Exhibit 23.3

CONSENT OF ENGINEERING FIRM

The undersigned hereby consents to being named in the S-1 Registration Statement of North American Royalty Corp., a Maryland corporation, which registration statement is to be filed with the Securities and Exchange Commission.

/s/ LaRoche Petroleum Consultants Ltd.
LAROCHE PETROLEUM CONSULTANTS, LTD.

Dallas, Texas

February 13, 2008